UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2011

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California		94065-1166
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2011, the Board of Directors of Saba Software, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved of the allocations, methodologies, and metrics for the payment of bonuses for fiscal 2012, if any, to the Company’s named executive officers under the Company’s Executive Bonus Plan.

Funding of the Executive Bonus Plan will depend upon the Company meeting or exceeding fiscal 2012 earnings per share targets established by the Board. If the Company meets or exceeds the earnings per share targets, the actual amount of the bonus paid to each named executive officer will be based on achievement of certain Company and individual objectives tailored to the responsibilities of each named executive officer. These objectives include Company performance targets with respect to product bookings, operating expenses, subscription renewal rates and gross margins.

If the Executive Bonus Plan is funded at 100% based on the Company’s attainment of fiscal 2012 earnings per share targets, the amount of the cash bonuses payable to the named executive officers at the target level, assuming attainment of their individual objectives, range from 70% to 120% of their respective base salaries. Each named executive officer is eligible to receive a bonus payment in excess of the target bonus amount if the Company’s earning per share targets and named executive officers’ objectives are exceeded, up to a maximum of 200% of their respective target bonus amount.

The named executive officers will be eligible to receive a portion of their bonus on a quarterly basis if the Company’s earnings per share targets and applicable performance objectives are met. The Compensation Committee determines the actual bonus payment amounts for all of the named executive officers under the Company’s Executive Bonus Plan and makes a recommendation of the final payment levels to the Board for approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: November 8, 2011	/s/ Peter E. Williams III
(Signature) Interim Chief Financial Officer and Executive Vice President and Secretary